UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2015

KANDI TECHNOLOGIES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33997	90-0363723
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification)

Jinhua City Industrial Zone
Jinhua, Zhejiang Province
People's Republic of China
Post Code 321016
(Address of principal executive offices)

(86-579) 8223-9700
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 1, 2015, Mr. Wang Cheng (Henry Wang) will be our new Chief Financial Officer ("CFO") of Kandi Technologies Group, Inc., a Delaware corporation (the "Company"). The Company's current CFO, Ms. Zhu Xiaoying, will resign from her position as the Company's CFO but will remain to be the CFO of Zhejiang Kandi Vehicles Co., Ltd., a wholly-owned subsidiary of the Company, effective April 30, 2015.

The biographical information of Mr. Wang required by this item is set forth below.

Wang Cheng (Henry Wang), 42 years old, has over 20 years of international financial management experience. Before joining the Company, Mr. Wang served as CFO for Shanghai Always Marketing Service Co., LTD., one of the largest field marketing service agencies in China, leading its procurement and finance departments since May 2014. Prior to that, Mr. Wang worked for Renesola Ltd. (NYSE: SOL), an international leading brand and technology provider of green energy products, initially as Vice President of Finance since January 2010, ascending to CFO in July 2011. Mr. Wang holds both certifications as Certified Public Accountants ("CPA") in China and Certified Internal Auditor ("CIA"). He earned a Master's degree in Law from Renmin University of China and a Master's of Business Administration from the Open University of Hong Kong.

The Company and Mr. Wang entered into an employment contract on March 20, 2015 (the "Employment Contract"), pursuant to which Mr. Wang shall receive an annual salary in the amount of RMB1,200,000 (approximately $193,080) and an annual bonus in the amount of at least RMB300,000 (approximately $48,271) at each year end based on the Company's results of operations and his performance. The bonus can be in the form of equity. The Employment Contract will be effective from May 1, 2015 for three years until April 30, 2018.

There is no family relationship between Mr. Wang and any of our directors or executive officers. Mr. Wang does not have a direct or indirect material interest in any transaction or arrangement in which the Company is a participant other than in connection with his employment as described in this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KANDI TECHNOLOGIES GROUP, INC.

Date: March 24, 2015	By: /s/ Hu Xiaoming
Name: Hu Xiaoming
Title: Chief Executive Officer